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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Union Bankshares Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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UNION BANKSHARES CORPORATION

March 10, 2006

Dear Fellow Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Union Bankshares Corporation. The meeting will be held on Tuesday, April 18, 2006 at 3:00 p.m. at the Holiday Inn Select Conference Center, 2801 Plank Road, Fredericksburg, Virginia 22401. Directions to the meeting site may be found on the back page of the attached proxy statement.

The primary business of the meeting will be to elect three (3) directors, as well as to ratify the appointment of the Company’s independent auditors for 2006. We also will report to you on the condition and performance of the Company and its subsidiaries, and you will have ample opportunity to question management or directors on matters that affect the interests of all shareholders. The meeting will be followed by a reception that we invite and encourage you to attend.

We look forward to seeing you on April 18th. Regardless of whether you plan to attend, please complete, sign, date and return the enclosed proxy card as soon as possible in the postage-paid envelope provided.

As always, we appreciate your continued loyalty and support.

Sincerely,

G. William Beale
President and Chief Executive Officer

UNION BANKSHARES CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held on April 18, 2006

The Annual Meeting of Shareholders of Union Bankshares Corporation (the “Company”) will be held at the Holiday Inn Select Conference Center, 2801 Plank Road, Fredericksburg, Virginia 22401 at 3:00 p.m. on April 18, 2006 for the following purposes:

1.	to elect three (3) directors to serve as Class I directors for three-year terms; and

2.	to ratify the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent auditors for the year ended December 31, 2006; and

3.	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

All shareholders of record at the close of business on February 24, 2006, are entitled to notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors

Janis Orfe
General Counsel/
Senior Vice President/Corporate Secretary

March 10, 2006

Please promptly complete and return the enclosed proxy, whether or not you plan to attend the Annual Meeting. If you attend the meeting in person, you may withdraw your proxy and vote your own shares.

UNION BANKSHARES CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

APRIL 18, 2006

GENERAL

The enclosed proxy is solicited by the Board of Directors of Union Bankshares Corporation (the “Company”) for the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 18, 2006, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders or any adjournment thereof. The approximate mailing date of this Proxy Statement and accompanying proxy is March 10, 2006.

Revocation and Voting of Proxies

Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. A shareholder may also revoke his/her proxy at any time before it is exercised by filing a written notice with the Company or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any adjourned session of the Annual Meeting.

Voting Rights of Shareholders

Only shareholders of record at the close of business on February 24, 2006 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. At the close of business on February 24, 2006, there were 8,799,892 shares of the Company’s common stock outstanding and entitled to vote at the Annual Meeting. The Company has no other class of stock outstanding. A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business.

Each share of common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. Solicitation is being made by mail, and if necessary, may be made in person or by telephone or special letter by officers and employees of the Company or its subsidiaries, acting without compensation other than regular compensation.

ELECTION OF DIRECTORS — PROPOSAL ONE

Directors

The Company’s Board is divided into three classes (I, II and III). The terms of office for three (3) Class I directors will expire at the Annual Meeting and the nominees to serve as Class I directors are set forth below. The Class I nominees currently serve as directors of the Company. Mr. Caton was appointed to the Board in May 2004; Messrs. Morin and Tillett were appointed to the Board in 2003. If elected, the Class I nominees will serve until the Annual Meeting of Shareholders held in 2009.

The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. If for any reason the persons named as nominees below should become unavailable to serve, an event which management does not anticipate, proxies will be voted for such other persons as the Board of Directors may designate. The Board of Directors recommends the nominees, as set forth below, for election. The Board of Directors recommends that shareholders vote for the nominees. Members of the Board of Directors of Union Bankshares Corporation are expected to have the appropriate skill and characteristics necessary to function in the Company’s current operating environment and contribute to its future direction and strategies. These include legal, financial, management and other relevant skills, as well as varying experience, age, perspective, residence and background. The nominees receiving the greatest number of affirmative votes cast at the Annual Meeting will be elected.

Name (Age)	Served as Director Since (1)	Principal Occupation During Past Five Years (2)

Class I (Nominees) (Directors To Be Elected to Serve Until 2009 Annual Meeting):

Douglas E. Caton (63)	2004	Chief Executive Officer of Management Services Corporation, a Charlottesville, Virginia based regional real estate management, development and brokerage company which purchases and constructs apartments and commercial buildings; Chairman of the Board of Guaranty Financial Corporation (1990-2004); Major General, United States Army Reserve, Retired.

R. Hunter Morin (62)	2003	President and Founder of GeMROI Company since 1984, a Fredericksburg, Virginia based marketing organization that provides marketing, merchandising, and sales for a variety of major millwork and building materials manufacturers.

Ronald L. Tillett (50)	2003	Managing Director, Public Finance, Morgan Keegan & Company, Inc. since 2001; Secretary of Finance – Commonwealth of Virginia from 1996 to 2001.

Name (Age)	Served as Director Since (1)	Principal Occupation During Past Five Years (2)

Class II (Directors Serving Until the 2007 Annual Meeting):

Ronald L. Hicks (59)	1985	Chairman of the Board of the Company since 1998; Attorney, of Counsel to Jarrell, Hicks and Sasser, Spotsylvania County, Virginia; Chairman of the Board of Union Bank and Trust Company from 1987 to 2003.

W. Tayloe Murphy, Jr. (73)	1966	Attorney, Warsaw, Virginia; Secretary of Natural Resources for the Commonwealth of Virginia 2002-2005; Delegate of the Virginia General Assembly from 1982 to 2000.

A. D. Whittaker (66)	1981	President, A. D. Whittaker, Inc., a commercial construction firm in Hanover County, Virginia.

Class III (Directors Serving Until the 2008 Annual Meeting):

G. William Beale (56)	1990	President and Chief Executive Officer of the Company since its inception in 1993; President and Chief Executive Officer of Union Bank and Trust Company from 1991 to 2004.

Patrick J. McCann (49)	2004	Private Investor; Served as Senior Finance Executive for Bank of America-Florida Division from 1998 to 2000; Corporate Director of Finance from 1996 to 1998 and Corporate Controller and Chief Accounting Officer from 1992 to 1996 for Barnett Banks, Inc.

Hullihen W. Moore (63)	2004	Photographer and writer; Member/ rotating Chairman, Virginia State Corporation Commission, 1992-2004; Attorney, Christian and Barton, Richmond, Virginia, 1968 to 1992.

(1)	With the exception of Directors Caton, McCann, Moore, Morin, and Tillett, who were appointed to the Board in the years indicated above, each director has served on the Board of Directors of the Company since the consummation of the affiliation of Union Bancorp, Inc. and Northern Neck Bankshares Corporation in July 1993, which created the Company. The dates above refer to the years in which Messrs. Beale, Hicks, and Whittaker were first elected to the Board of Directors of Union Bank and Trust Company, and Mr. Murphy was first elected to the Board of Directors of Northern Neck State Bank.

(2)	Each director, other than Mr. Beale and Mr. Murphy, has been deemed by the Board of Directors as an “independent director” as such term is defined in Marketplace Rule 4200(a)(15) of the rules of the National Association of Securities Dealers, Inc. (the “NASD”).

Board of Directors and Committees

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of the director’s duties and to attend all regularly scheduled Board, committee and shareholder meetings. There were ten meetings of the Board of Directors in 2005 and at least once a quarter, the non-management directors met without management in attendance for a portion of the meeting. Each incumbent director attended greater than 75% of the aggregate number of meetings of the Board of Directors and its committees of which he was a member in 2005.

There are no family relationships among any of the directors or among any directors and any executive officer of the Company.

The Board of Directors has, among others, a standing Executive Committee, Audit Committee, Nominating Committee and Compensation Committee.

Executive Committee. The Executive Committee is composed of G. William Beale, Douglas E. Caton, Ronald L. Hicks, W. Tayloe Murphy, and A. D. Whittaker. The committee, which is subject to the supervision and control of the Board of Directors, has been delegated substantially all of the powers of the Board of Directors to act between meetings of the Board, except for certain matters reserved to the Board by law. There was no meeting of the Executive Committee in 2005.

Audit Committee. The Audit Committee is composed of Ronald L. Tillett, Chairman, Patrick J. McCann, Hullihen W. Moore, and R. Hunter Morin. In addition, each of the Company’s subsidiary banks has designated one of its directors to serve as a non-voting advisor to the Audit Committee. These advisors include Daniel I. Hansen of the Union Bank and Trust Company Board, William H. Hughes of the Northern Neck State Bank Board, Elizabeth B. Jones of the Rappahannock National Bank Board, and Alison Morrison of the Bank of Williamsburg Board. The functions of the committee are to engage the independent certified public accountants, to approve the scope of the independent accountants’ audit, to review the reports of examination by the regulatory agencies, the independent accountants and the internal auditor, and to issue its report to the Board of Directors. All members of the Audit Committee are “independent directors” within the meaning of the standards of the NASD and the regulations of the Securities and Exchange Commission (the “SEC”). Mr. Tillett is a “financial expert” as defined by the regulations of the SEC and all Audit Committee members have significant financial experience in accordance with the standards of NASD. The Audit Committee met eleven times in 2005. A copy of the committee’s charter may be found on the Company’s website: www.ubsh.com.

Compensation Committee. The Compensation Committee consists of Ronald L. Hicks, Chairman, Douglas E. Caton, Ronald L. Tillett, and A. D. Whittaker, each of whom is an “independent director” according to the standards of NASD. The function of this committee is to recommend the compensation to be paid to the executive officers of the Company. It also administers all incentive and stock option plans for the benefit of such officers and directors eligible to participate in such plans. The Compensation Committee met three times in 2005. A copy of the committee’s charter may be found on the Company’s website: www.ubsh.com.

Nominating Committee. The Nominating Committee consists of Ronald L. Hicks, W. Tayloe Murphy, and A. D. Whitaker, each of whom is “independent” except for Mr. Murphy according to the standards of NASD. The function of this committee is to recommend individuals for election to the Board of Directors of the Company. The Nominating Committee will accept recommendations from shareholders consistent with the provisions of proposed Rule 14a-11 of the Securities Exchange Act of 1934. The Nominating Committee did not meet in 2005. A copy of the committee’s charter may be found on the Company’s website: www.ubsh.com.

Shareholder Communication

Shareholders may communicate with all or any member of the Board of Directors by addressing correspondence to the “Board of Directors” or to the individual director and addressing such communication to Janis Orfe, Corporate Secretary, Union Bankshares Corporation, P.O. Box 446, Bowling Green, Virginia 22427. All communications so addressed will be forwarded to the Chairman of the Board of Directors (in the case of correspondence addressed to the “Board of Directors”) or to the individual director without exception. All of the directors attended the Annual Meeting of Shareholders held in 2005. Consistent with the Company’s corporate governance policy, directors are expected to attend the 2006 Annual Meeting and each should be available to shareholders to discuss Company matters. A copy of the corporate governance policy is available on the Company’s website: www.ubsh.com.

Directors’ Fees

As compensation for their services, each member of the Board of Directors of the Company receives $750 for each meeting of the Board attended. In addition, standing committee members receive $450 for each committee meeting attended. Additionally, each director who attends a minimum of 75% of all Board and committee meetings since the last Annual Meeting of Shareholders (or since the appointment of a new director in the case of a new director’s first year of service) receives a $20,000 annual retainer (or pro-rated portion thereof in the case of a new director) paid in shares of the Company’s common stock based on the average closing price on the five consecutive trading days ending on December 1 of each year. Mr. Hicks receives an additional $3,000 annual stock retainer for serving as board chair. Mr. Tillett receives an additional annual stock retainer of $3,000 to serve as chair of the audit committee. Mr. Beale does not receive any additional compensation above his regular salary for service as a director or for attending any Board or committee meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s Report to the Shareholders, which follows, was approved and adopted by the committee on March 7, 2006.

The Board of the Company has a standing Audit Committee that consists of the independent directors whose names appear at the end of this report.

While management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal controls, the Audit Committee monitors and reviews the Company’s financial reporting process on behalf of the Board of Directors. The role and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board. The Committee reviews and reassesses its charter periodically and recommends any changes to the Board for approval.

The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with United States generally accepted accounting principles and to issue a report thereon. The Audit Committee monitors these processes. However, the Audit Committee does not complete its monitoring prior to the Company’s public announcements of financial results and, necessarily, in its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s consolidated annual financial statements to accounting principles generally accepted in the United States.

In this context, the Audit Committee met and held discussions with management and the Company’s independent auditors, Yount, Hyde & Barbour, P.C. (“YHB”), with respect to the Company’s financial statements for the fiscal year ended December 31, 2005. Management represented to the Audit Committee that the consolidated financial statements of the Company were prepared in accordance with United States generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management, and the independent auditors provided to the Audit Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

The Audit Committee also discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the internal controls of the Company, and the overall quality of the financial reporting of the Company.

Principal Accounting Fees

External auditors billed the following fees for services provided to the Company during 2005 and 2004:

	YHB		CBH
	2005	2004	2004
Audit fees (1)	$100,800	$88,500	$31,175
Audit-related fees (2)	78,000	27,450	—
Tax fees (3)	10,500	10,000	—
All other fees	—	—	—
Total	$189,300	$125,950	$31,175

(1)	Audit fees: Audit and review services, consents, review of documents filed with the SEC. Fees include the 2005 assumption of the stand alone audit of Mortgage Capital Investors, Inc. (“MCII”), a wholly owned subsidiary of Union Bank and Trust Company, previously performed by Cherry, Bekeart & Holland, L.L.P. (“CBH”).

(2)	Audit-related fees: Employee benefit plan audits, attest report on internal controls under the Federal Deposit Insurance Corporation Improvement Act and consultation concerning financial accounting, reporting standards and other related issues. Fees include the 2005 assumption of the MCII stand alone audit.

(3)	Tax fees: Preparation of federal and state tax returns, review of quarterly estimated tax payments and consultation regarding tax compliance issues.

The Audit Committee has considered the provision by YHB of the above non-audit services to the Company and has determined that the provision of these services by YHB is compatible with maintaining the firm’s independence from the Company. During the year, each engagement beyond the scope of the annual audit engagement is pre-approved with the Committee’s approval at the direction of the Company’s chief financial officer.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Ronald L. Tillett, Chairman

Patrick J. McCann

Hullihen W. Moore

R. Hunter Morin

EXECUTIVE OFFICERS

The executive officers of the Company are listed below:

Name (Age)	Title and Principal Occupation During Past Five Years
G. William Beale (56)	President and Chief Executive Officer of the Company since its inception in 1993; President and Chief Executive Officer of Union Bank and Trust Company from 1991 to 2004.

D. Anthony Peay (46)	Chief Financial Officer of the Company since 1994; Executive Vice President of the Company since 2003, and Senior Vice President of the Company from 2000 to 2003.

John C. Neal (56)	Executive Vice President/Chief Banking Officer of the Company since October 1, 2005; President and Chief Executive Officer of Union Bank and Trust Company since 2004; Executive Vice President and Chief Operating Officer of Union Bank and Trust Company from 1997 to 2004.

OWNERSHIP OF COMPANY COMMON STOCK

The following table sets forth, as of February 24, 2006 certain information with respect to the beneficial ownership of the Company’s common stock held by each director and director-nominee of the Company, each executive officer named in the Summary Compensation Table below, and by all the directors and executive officers as a group. As of February 24, 2006, no shareholder of the Company beneficially owned 5% or more of the Company’s common stock.

Name	Amount and Nature of Beneficial Ownership (1)	Percent of Class
G. William Beale	36,439(2)(3)	*
Douglas E. Caton	280,362	3.19%
Ronald L. Hicks	32,120(2)	*
Patrick J. McCann	1,245	*
Hullihen W. Moore	18,030(2)	*
R. Hunter Morin	9,643	*
W. Tayloe Murphy, Jr	166,744(2)	1.89%
Ronald L. Tillett	3,444	*
A. D. Whittaker	56,668(2)	*
John C. Neal	21,261(2)(3)	*
D. Anthony Peay	10,658(2)(3)	*
All directors and executive officers as a group (11 persons)	636,614(2)(3)	7.21%

*	Represents less than 1% of the Company’s common stock.

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.

(2)	Includes shares held by affiliated corporations, close relatives and dependent children, or as custodians or trustees, as follows: Mr. Beale, 2,253 shares; Mr. Caton, 14,035 shares; Mr. Hicks, 7,933 shares; Mr. McCann, 134 shares; Mr. Morin, 172 shares; Mr. Murphy, 69,400 shares; Mr. Whittaker, 3,088 shares; and Mr. Neal, 428 shares.

(3)	Includes shares that may be acquired pursuant to currently exercisable stock options granted under the Company’s 1993 Stock Incentive Plan and 2003 Stock Incentive Plan as follows:

Mr. Beale, 5,900 shares; Mr. Neal, 11,170 shares; and Mr. Peay, 7,300 shares.

EXECUTIVE COMPENSATION

The following table provides information on the compensation accrued or paid by the Company or its subsidiaries during the calendar years 2005, 2004 and 2003 for the chief executive officer and the two other executive officers (the “named executive officers”) who received total annual salary and bonus in excess of $100,000 in 2005.

Summary Compensation Table

				Long-Term Compensation Awards
Name and Principal Position	Year	Annual Compensation(1)		Restricted Stock Awards(2)	Number of Shares Underlying Options	All Other Compensation(3)
		Salary	Bonus
G. William Beale	2005	$246,206	$106,586	$72,000	—	$45,485
President/CEO	2004	236,667	76,835	—	3,500	31,457
Union Bankshares	2003	220,000	139,605	—	3,500	28,040
John C. Neal	2005	$187,044	$32,156	$30,400	—	$36,861
EVP/Union Bankshares	2004	149,833	42,406	—	2,500	30,053
President/CEO Union Bank	2003	139,000	74,327	—	2,500	17,518
D. Anthony Peay	2005	$140,053	$52,879	$26,000	—	$33,870
EVP/CFO	2004	128,333	34,652	—	2,000	24,871
Union Bankshares	2003	120,000	62,906	—	2,000	17,192

(1)	The amount of compensation in the form of perquisites or other personal benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported in each year.

(2)	Represents awards of restricted stock granted pursuant to the Company’s 2003 Stock Incentive Plan. Twenty-five percent of the total number of shares granted to the officer is subject to vesting on the third and fourth anniversaries of the date of grant, respectively, and the remaining fifty percent of the shares are subject to vesting based on Company performance measures. The value of the restricted stock awards is calculated by multiplying the fair market value of the Company’s common stock on grant date (February 1, 2005) of $35.98 by the number of shares awarded. Officers have the right to vote the shares and to receive cash or stock dividends, if any, except for the shares under the performance based component. The dividends have the same vesting restrictions as the restricted stock.

(3)	Includes for 2005: (i) $8,032 accrued on behalf of Mr. Beale under deferred compensation arrangements; (ii) a contribution of $11,330 to Mr. Beale’s, $11,487 to Mr. Neal’s, and $11,330 to Mr. Peay’s plan account under the Union Bankshares Corporation 401(k) Profit Sharing Plan (the “401(k) Plan”) for the 2005 plan year; (iii) a $6,950 matching contribution to Mr. Beale’s, $6,338 to Mr. Neal’s, and $4,783 to Mr. Peay’s 401(k) Plan account for the 2005 plan year; (iv) an estimated contribution of $17,115 to Mr. Beale’s, $17,583 to Mr. Neal’s, and $17,115 to Mr. Peay’s Union Bankshares Corporation Non-Contributory Employee Stock Ownership Plan and Trust account for the 2005 plan year; and (v) economic benefit attributable to a bank owned life insurance plan of $2,058, $1,453, and $642 for Messrs. Beale, Neal, and Peay, respectively.

Stock Option Grants in 2005

The Company’s 2003 Stock Incentive Plan provides for the granting of incentive stock options, non-statutory stock options, and restricted stock awards to executive officers and key employees of the Company and its subsidiaries. There were no stock options granted during 2005 to the named executive officers.

Stock Option Exercises in 2005 and Year-End Option Values

The following table shows certain information with respect to the number of shares acquired on exercise of options in 2005 and the number and value of unexercised options at year-end for the named executive officers.

	Number of Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005 (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
G. William Beale	—	—	3,300	6,800	$61,820	$110,603
John C. Neal	—	—	9,370	4,800	96,785	77,271
D. Anthony Peay	—	—	5,700	4,300	85,609	67,282

(1)	Calculated by subtracting the exercise price from $43.10, the fair market value of the stock at December 30, 2005 (the closing price of the Company’s common stock as reported on the NASDAQ National Market on such date).

Employee and Director Benefit Plans

Stock Incentive Plan. The Company maintains a stock incentive plan that is designed to attract and retain qualified personnel in key positions, provide employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and reward employees for outstanding performance and the attainment of targeted goals. The Company’s 2003 Stock Incentive Plan replaced the 1993 Stock Incentive Plan, and became effective on July 1, 2003, after shareholders approved the plan at the Annual Meeting of Shareholders held in 2003. The stock incentive plan makes available 350,000 shares, which may be awarded to employees of the Company and its subsidiaries in the form of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986 (“incentive stock options”), non-statutory stock options, and restricted stock.

The stock incentive plan is administered by a committee of the Board of Directors of the Company, each member of which is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934. Unless sooner terminated, the stock incentive plan is in effect for a period of 10 years from the date of adoption by the Board of Directors.

Under the stock incentive plan, the committee determines which employees will be granted options, whether such options will be incentive or non-statutory options, the number of shares subject to each option, whether such options may be exercised by delivering other shares of common stock and when such options become exercisable. In general, the per share exercise price of an incentive stock option must be at least equal to the fair market value of a share of common stock on the date the option is granted. The per share exercise price of a non-statutory stock option must not be less than 50% of the fair market value of a share of common stock on the date the option is granted. Stock options shall become vested and exercisable in the manner specified by the committee. In general, each stock option or portion thereof shall be exercisable at any time on or after it vests and is exercisable until ten years after its grant. Stock options are nontransferable except by will or by the laws of descent and distribution. On December 30, 2005, the Company accelerated the vesting of stock options in order to eliminate the recognition of compensation expense associated with the affected options under SFAS No. 123R, which will apply to the Company beginning in the first quarter of 2006.

The committee also determines which employees will be awarded restricted stock, the number of shares to be awarded, and when such shares will vest. The value of the restricted stock is at least equal to the value of the fair market value of the Company’s common stock on the date the stock is granted.

Equity Compensation Plan Information

The Company’s 1993 Stock Incentive Plan previously provided and the Company’s 2003 Incentive Stock Plan currently provides for the granting of incentive stock options, non-statutory stock options, and restricted stock awards to executive officers and key employees of the Company and its subsidiaries.

	( a )	( b )	( c )
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders
— Options	223,962	$25.04	273,875
— Restricted Stock	10,663	—	—
Equity compensation plans not approved by stockholders	—	—	—

Total	234,625	$25.04	273,875

(1)	Consists of 153,437 outstanding options granted pursuant to the Company’s 1993 Stock Incentive Plan and 70,525 options granted pursuant to the Company’s 2003 Stock Incentive Plan. Amount shown includes 10,663 restricted stock grants pursuant to the 2003 Stock Incentive Plan.

Deferred Director Compensation Plan. In 1985, Union Bank and Trust Company (“Union Bank”) offered its directors the option to participate in a deferred supplemental compensation program. Participating directors have entered into agreements with Union Bank to participate in the program. To participate in this plan, a director must have elected to forego the director’s fees that would otherwise be payable to him by Union Bank for a period of twelve consecutive months beginning immediately after his election to participate.

While its obligation under each agreement represents an unsecured, general obligation of Union Bank, a substantial portion of the benefits payable under the agreements is funded by key-person life insurance owned by Union Bank on each director. The fees deferred by each participating director in 1985 were applied towards the first year’s premium expense of a life insurance policy and thereafter Union Bank has paid the premiums. Similarly, in 1991, a sum equivalent to year of director compensation was applied towards the first year’s premium expense of a life insurance policy on the life of Mr. Beale. Subsequently, Union Bank has paid the premium necessary to carry such policy thereafter. Each agreement provides that the director will receive from Union Bank a designated fixed amount, payable in equal monthly installments over a period of ten years beginning upon his retirement at age 65. No interest is paid on the installments. The amount of each director’s monthly benefit is actuarially determined based on, among other factors, the age and health condition of each director at the time he elects to participate in the program. In the event a director retires but dies before receiving all the installments due under the agreement, Union Bank has the option of making one lump sum payment (based on the discounted present value of the remaining installment obligation) to the director’s designated beneficiary or his estate or continuing the balance of the installment payments in accordance with the original payment plan. Each agreement further provides that a reduced fixed amount is payable in the event of a director’s death prior to reaching retirement age.

The agreement with Mr. Beale calls for Union Bank to pay him $26,500 per year for ten years upon his retirement at age 65. The other participating directors will receive from Union Bank an annual installment in the following amounts upon their retirement (as defined below) from the Board of Directors of the Company, as follows: Mr. Hicks, $55,364 and Mr. Whittaker, $16,345. As of December 31, 2005, Union Bank had accrued approximately $1,103,675 to cover its obligations under all these agreements with current and former directors who participated in the director deferred compensation plan.

While the insurance policies were purchased as a means of funding the deferred compensation liability created under this plan, there exists no obligation to use any insurance funds from policy loans or death proceeds to curtail the deferred compensation liability. Under the terms of the directors’ benefit plan, a participant, or his beneficiary, will receive upon retirement a monthly retirement payment for life, payable for a minimum of 15 years. A participant’s retirement date is considered to be the later of the date a participant turns age 65 or completes 10 years of plan participation. The plan also provides for a reduced payment to a participant’s beneficiary in the event that the participant dies prior to retirement, payable for a period of 15 years from the date of death.

Employment Contracts and Termination and Change in Control Arrangements

The Company and Mr. Beale entered into an employment agreement effective April 1, 1999. The agreement had a two-year initial term and is extended for successive one-year terms unless the Company elects not to extend the term of the agreement by providing at least twelve months prior notice, which it has not done. The initial employment agreement provided for an annual base salary of $170,000, which has been adjusted annually at the discretion of the Board, and annual cash bonuses in such amounts as determined by the Board. The Company may terminate Mr. Beale’s employment at any time for “Cause” (as defined in the agreement) without incurring any additional obligations to him. If the Company terminates Mr. Beale’s employment for any reason other than for “Cause” or if Mr. Beale terminates his employment for “Good Reason” (as defined in the agreement), the Company will be obligated to continue to provide the compensation and benefits specified in the agreement until the expiration of its term. The employment agreement will terminate in the event that there is a change in control of the Company, at which time the change in control agreement described below between the Company and Mr. Beale will become effective and any termination benefits will be determined and paid solely pursuant to the change in control agreement.

The Company also has separate agreements with Messrs. Beale, Neal, and Peay (the “Executive Group”) that become effective upon a change in control of the Company. Under the terms of these agreements, the Company or its successor agrees to continue the Executive Group members in its employ for a term of three years after the date of a change in control. During the terms of the agreements, the Executive Group members will retain commensurate authority and responsibilities and compensation benefits. They will receive base salaries at least equal to those paid in the immediate prior year and bonuses at least equal to the annual bonuses paid prior to the change in control. If the employment of any of the Executive Group members is terminated during the three years other than for cause or disability (as defined in the agreements), or if any of them should terminate employment because a material term of his contract is breached by the Company, such terminating member will be entitled to a lump sum payment, in cash, within thirty days after the date of termination. This lump sum will be equal to 2.9 times the sum of Mr. Beale’s base salary, annual bonus and equivalent benefits, and 2.0 times the sum of the base salary, annual bonus and equivalent benefits of Messrs. Neal and Peay, respectively.

Compensation Committee Report on Executive Compensation

Compensation for the President and Chief Executive Officer of the Company is determined by the Board of Directors, excluding the President and Chief Executive Officer, based on the recommendation of the Compensation Committee of the Board. The Compensation Committee annually reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of these goals and objectives, and recommends to the Board the CEO’s compensation levels based on this evaluation. In determining the long-term incentive component of CEO compensation, the Committee considers the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the CEO in past years.

Compensation for named executive officers other than the President and Chief Executive Officer is determined by the Board of Directors based on the recommendation of the Compensation Committee, with the input of the President and Chief Executive Officer. Compensation levels for named executive officers are determined based on the performance of the Company, performance judgments as to the past and future contributions of the individual officers, and compensation paid to executives in similar positions in the industry.

The Board and the Compensation Committee establish overall compensation using both objective and subjective criteria based on the factors noted above. With respect to the objective portion of the performance evaluation, the Compensation Committee specifically considers the growth in earnings per share and the relative level of return on equity in its deliberations. The subjective component focuses on the Committee’s perception of the performance by the executive officer of his/her individual responsibilities as defined by the Committee and in comparison to the compensation paid to persons in comparable positions within the industry. The Company’s executive compensation program considers base salary its primary component, followed by short-term incentive compensation and long-term incentive compensation.

Members of the Compensation Committee

Ronald L. Hicks, Chairman

Douglas E. Caton

Ronald L. Tillett

A. D. Whittaker

Compensation Committee Interlocks and Insider Participation

During 2005 and up to the present time, there were transactions between Union Bank and Northern Neck State Bank and certain members of the Compensation Committee, or their associates, all consisting of extensions of credit by either bank in the ordinary course of its business. Each transaction was made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with the general public. In the opinion of management, none of the transactions involves more than the normal risk of collectibility or presents other unfavorable features.

INTEREST OF DIRECTORS AND OFFICERS IN CERTAIN TRANSACTIONS

Certain directors and officers of the Company and its subsidiaries and members of their immediate families, and corporations, partnerships and other entities with which such persons are associated, are customers of Union Bank and Trust Company, Northern Neck State Bank, Rappahannock National Bank, Bank of Williamsburg, Union Investment Services, Inc. and Mortgage Capital Investors, Inc. As such, these persons engaged in transactions with the Company and its subsidiaries in the ordinary course of business during 2005, and will have additional transactions with these companies in the future. All loans extended and commitments to lend by the banks to such persons are made in the ordinary course of business upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and do not involve more than the normal risk of collection or present other unfavorable features.

INDEPENDENT AUDITORS — PROPOSAL TWO

The Audit Committee has appointed Yount, Hyde & Barbour, P.C. as the Company’s independent public accountants for the year ending December 31, 2006, and the Board has directed that such selection of independent public accountants be ratified by the shareholders at the Annual Meeting. Yount, Hyde & Barbour, P.C. has been serving the Company since 1999. Representatives of Yount, Hyde & Barbour, P.C. are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent auditors for the fiscal year ending December 31, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, directors and executive officers of the Company are required to file reports with the Securities and Exchange Commission indicating their holdings of and transactions in the Company’s common stock. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, insiders of the Company complied with all filing requirements during 2005, with the exception of Mr. Caton for whom, on one occasion with respect to one transaction, a report was not timely filed, and Mr. Morin for whom, on seven occasions with respect to seven separate transactions in his direct stock purchase/dividend reinvestment plan account, reports were not timely filed due to administrative timing issues.

SHAREHOLDER RETURN

The Company is subject to the rules of the Securities and Exchange Commission that require all public companies to present a graph of total investment return in their annual proxy statements. The graph below compares the yearly percentage change in the Company’s cumulative total shareholder return with the cumulative total return of the NASDAQ Stock Market Index and of the NASDAQ National Market (“NASDAQ/NM”) Bank Index, assuming that investments of $100 were made on December 31, 2000, and that dividends were reinvested.

	2000	2001	2002	2003	2004	2005
Union Bankshares Performance Index	$100	$160.56	$268.83	$304.98	$385.82	$436.90
The NASDAQ Stock Market Index	$100	79.32	54.84	81.99	89.22	91.12
The NASDAQ/NM Bank Stocks Index	$100	108.27	110.84	142.58	163.17	159.40

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with the recommendation of the Board of Directors.

SHAREHOLDER PROPOSALS

In order for a shareholder proposal to be considered for possible inclusion in the 2007 Proxy Statement, it must be received by the Company’s Corporate Secretary, Janis Orfe, Union Bankshares Corporation, 212 N. Main Street, P.O. Box 446, Bowling Green, Virginia 22427 on or before November 10, 2006.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials. The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify us by sending a written request to Union Bankshares Corporation, Corporate Secretary, Janis Orfe, Union Bankshares Corporation, 212 N. Main Street, P.O. Box 446, Bowling Green, Virginia 22427.

Annual Report on Form 10-K. Accompanying this Proxy Statement is a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. The Company encourages its shareholders to read the Form 10-K as it contains information on the Company and its subsidiaries, as well as the Company’s audited financial statements.

DIRECTIONS TO ANNUAL MEETING SITE

HOLIDAY INN SELECT

2801 PLANK ROAD

FREDERICKSBURG, VIRGINIA 22401

From the North: Follow Interstate 95 South to Exit 130B (State Route 3 West). Make the first right at the traffic light onto the Carl D. Silver Parkway. Make the very next right onto Commerce Street. The Holiday Inn Select is on the left.

From the South: Follow Interstate 95 North to Exit 130B (State Route 3 West). Follow Route 3 over the interstate (approximate  1/4 mile) and take the right at the first traffic light onto Carl D. Silver Parkway. Make the very next right onto Commerce Street. The Holiday Inn Select is on the left.

From the West: Follow Route 3 East. As you pass Spotsylvania Mall on your right, get into the left lane and turn left at the next traffic light onto Carl D. Silver Parkway. (If you cross Interstate 95 you have gone too far). Make the very next right onto Commerce Street. The Holiday Inn Select is on the left.

From the East: Follow Route 3 West. After you cross over Interstate 95, take a right at the first traffic light onto Carl D. Silver Parkway. Make the very next right onto Commerce Street. The Holiday Inn Select is on the left.

☒	PLEASE MARK VOTES
AS IN THIS EXAMPLE

REVOCABLE PROXY

UNION BANKSHARES CORPORATION

ANNUAL MEETING OF SHAREHOLDERS APRIL 18, 2006

The undersigned hereby appoints G. William Beale and D. Anthony Peay, jointly and severally, proxies, with full power to act alone and with full power of substitution, to represent the undersigned and vote all shares of the Company standing in the name of the undersigned at the Annual Meeting of Shareholders of Union Bankshares Corporation to be held on Tuesday, April 18, 2006, at 3:00 p.m. at the Holiday Inn Select Conference Center, 2801 Plank Road, Fredricksburg, Virginia, or any adjournment thereof, on each of the following matters:

	For	With- hold	For All Except

1. To elect three Class I directors to serve until the Annual Meeting of Shareholders in 2009. (except as marked to the contrary below):

Douglas E. Caton, R. Hunter Morin, Ronald L. Tillett

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

	For	Against	Abstain

2. To ratify the appointment of Yount, Hyde, Barbour, P.C. as independent auditors for the Company for 2006.

3. The transaction of any other business which may properly come before the Annual Meeting. Management at present knows of no other business to be presented at the Annual Meeting.

The meeting will be followed by a reception. Please check this box if you plan to attend.		è

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” each proposal.

Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above             Co-holder (if any) sign above

é    Detach above card, sign, date and mail in postage paid envelope provided.    é

UNION BANKSHARES CORPORATION

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one fiduciary, all should sign. All joint owners MUST sign

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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